Exhibit 99(c)

FOR RELEASE: Monday, Dec. 18, 2006	CONTACT: Claudia Piccinin – 248-813-2942
Lindsey Williams – 248-813-2528
INVESTOR GROUP COMMITS UP TO $3.4 BILLION
EQUITY INVESTMENT IN REORGANIZED DELPHI IN SUPPORT OF
TRANSFORMATION PLAN AND REORGANIZATION FRAMEWORK;
DELPHI ANNOUNCES SEPARATE $4.5 BILLION DIP LOAN
TRANSACTION TO REFINANCE EXISTING LOAN FACILITIES
Cerberus Capital Management, L.P. and Appaloosa Management L.P. Lead Investor Group
Delphi Announces Reorganization Framework and Potential Stakeholder Recoveries
Plan Investment and Reorganization Framework Subject to Conditions Including Reaching
Consensual Agreements with U.S. Labor Unions and General Motors Corporation
Delphi and Plan Investors Agree on Separate Executive Chairman /CEO Governance
Structure and Designate O’Neal to Serve as Delphi’s CEO at Emergence;
Delphi Determines to Implement New Structure Effective January 1, 2007
with Miller as Executive Chairman and O’Neal as Chief Executive Officer and President
Plan Investors and General Motors Corporation Sign Plan Framework Support Agreement
Bankruptcy Court Sets January 5, 2007 Hearing to Consider Approval of Plan Investment
Agreement, Plan Support Agreement and DIP Refinancing
     TROY, Mich. – Delphi Corp. (OTC:DPHIQ) today announced that it has accepted a proposal for an equity purchase and commitment agreement with affiliates of Appaloosa Management L.P., Cerberus Capital Management, L.P., and Harbinger Capital Partners Master Fund I, Ltd., as well as Merrill Lynch & Co. and UBS Securities LLC (collectively, the “Plan Investors”) to invest up to $3.4 billion in preferred and common equity in the reorganized Delphi to support the company’s transformation plan announced on March 31, 2006 and its plan of reorganization framework agreement also filed today. The Plan Framework Support Agreement, signed by Delphi, the Plan Investors and General Motors Corp. (GM), outlines the expected treatment of the company’s stakeholders in its anticipated plan of reorganization and provides a framework for several other aspects of the company’s Chapter 11 reorganization.

     Separately, Delphi accepted a proposal from JPMorgan Chase Bank, N.A. and a group of lenders to refinance in full the company’s existing $2.0 billion DIP facility and approximately $2.5 billion prepetition revolver and term loan facilities. In recognition of the favorable environment in the capital markets and to minimize transaction fees payable by Delphi, the company has accepted the lenders’ undertaking on a best efforts basis without underwriting by the lenders.
     The company is filing motions seeking approval of the agreements with the U.S. Bankruptcy Court of the Southern District of New York and will be filing the relevant agreements this week with the Securities and Exchange Commission. The Bankruptcy Court has scheduled a hearing to consider approval of the plan investment, plan support and DIP refinancing agreements at 10:00 a.m. EST on Jan. 5, 2007. Objections, if any, to the agreements must be filed with the Bankruptcy Court by 4:00 p.m. EST on Jan. 2, 2007.
     “Today’s agreements represent significant milestones in Delphi’s reorganization and another major step forward towards emergence from our Chapter 11 reorganization in the U.S.,” said Delphi Chairman and CEO Robert S. “Steve” Miller. “Delphi has long emphasized its commitment to pursuing a resolution of the principal issues in our restructuring. The agreements announced today demonstrate real progress toward that objective. The Plan Investors’ conditional commitment to invest up to $3.4 billion in the reorganized company, together with their support of Delphi’s transformation plan and our reorganization plan framework, should provide additional confidence to our customers, suppliers, employees and financial stakeholders. Similarly, our new $4.5 billion DIP financing provides an appropriate foundation from which to negotiate and secure emergence financing. While there is much that remains to be accomplished in our reorganization, Delphi and its stakeholders are together navigating a course that should lead to consensual resolution with our U.S. labor unions and GM while providing an acceptable financial recovery framework for stakeholders.”
EQUITY INVESTMENT
     Under the terms of the Equity Purchase and Commitment Agreement announced today, the Plan Investors will commit to purchase $1.2 billion of convertible preferred stock and approximately $200 million of common stock in the reorganized company. Additionally, the Plan Investors will commit to purchasing any unsubscribed shares of common stock in connection with an approximately $2.0 billion rights offering that will be made available to existing common stockholders. The rights offering provides that Delphi will distribute certain rights to its existing shareholders to acquire new common stock subject to the effectiveness of a registration statement to be filed with the SEC, approval of the Bankruptcy Court and satisfaction of other terms and conditions. The rights, which would be transferable by the original eligible holders, would permit holders to purchase their pro rata share of new common stock at a discount to anticipated reorganization business enterprise value.

     Under the terms of the agreement, the Plan Investors will commit to purchase the number of shares that were offered through the rights offering to eligible holders, but whose rights were not exercised. In the event no other shareholders exercised the rights, the Plan Investors would purchase all of the unsubscribed shares for an amount no greater than approximately $2.0 billion. Altogether, the Plan Investors could invest up to $3.4 billion in the reorganized company. The investment agreement is subject to the completion of due diligence to the satisfaction of the Plan Investors in their sole discretion, satisfaction or waiver of numerous other conditions (including Delphi’s achievement of consensual agreements with its U.S. labor unions and GM that are acceptable to the Plan Investors in their sole discretion) and the non-exercise by either Delphi or the Plan Investors of certain termination rights, all of which are more fully described in the Equity Purchase and Commitment Agreement.
PLAN OF REORGANIZATION FRAMEWORK
     Delphi also filed today a Plan Framework Support Agreement between Delphi, GM, and the Plan Investors, which outlines Delphi’s proposed framework for a plan of reorganization. While the plan framework is based on extensive discussions and negotiations among Delphi, GM, the Plan Investors and Delphi’s statutory committees conducted since August of this year, not every one of the proposed terms and conditions of the plan framework are necessarily acceptable to Delphi’s stakeholders, including the Company’s statutory committees, each of which may determine to oppose one or more elements of the framework. The Plan Framework Support Agreement as well as the economics and structure of the plan framework itself are expressly conditioned on reaching consensual agreements with Delphi’s U.S. labor unions and GM. Both Delphi and the Plan Investors are permitted to terminate the Equity Purchase and Commitment Agreement (which terminates the Plan Support Agreement) if consensual agreements are not reached with labor and GM by Jan. 31, 2007.
     The Plan Framework Support Agreement outlines certain plan terms, including the distributions to be made to creditors and shareholders, the treatment of GM’s claim, the resolution of certain pension funding issues, and the corporate governance of the reorganized Debtors.
     “This plan framework agreement forms a platform for the resolution of our transformation issues and the formulation of a consensual reorganization plan,” Miller said.
     The Plan Framework Support Agreement outlines the following treatment of claims and interests in Delphi’s chapter 11 plan of reorganization:
•	All senior secured debt would be refinanced and paid in full and all allowed administrative and priority claims would be paid in full.

•	Trade and other unsecured claims and unsecured funded debt claims would be satisfied in full with $810 million of common stock (18 million out of a total of 135.3 million shares) in the reorganized Delphi, at a deemed value of $45 per share, and the balance in cash. The framework requires that the amount of allowed trade and unsecured claims (other than funded debt claims) not exceed $1.7 billion.

•	In exchange for GM’s financial contribution to Delphi’s transformation plan, and in satisfaction of GM’s claims against the Debtors, GM will receive 7 million out of a total of 135.3 million shares of common stock in the reorganized Delphi, $2.63 billion in cash, and an unconditional release of any alleged estate claims against GM. In addition, as with other customers, certain GM claims would flow-through the chapter 11 cases and be satisfied by the reorganized company in the ordinary course of business. The plan framework anticipates that GM’s financial contribution to Delphi’s transformation plan would include items to be agreed to between Delphi and GM such as triggering of the GM benefit guarantees; assumption by GM of certain postretirement health and life insurance obligations for certain Delphi hourly employees; provision of flowback opportunities at certain GM facilities for certain Delphi employees; GM’s payment of certain retirement incentives and buyout costs under current or certain future attrition programs for Delphi employees; GM’s payment of mutually negotiated buy-downs; GM’s payment of certain labor costs for Delphi employees; a revenue plan governing certain other aspects of the commercial relationship between Delphi and GM; and GM’s support of the wind-down of certain Delphi facilities and the sales of certain Delphi business lines and sites. While the actual value of the potential GM contribution cannot be determined until a consensual resolution with GM is completed, Delphi is aware that GM has publicly estimated its potential exposure related to Delphi’s chapter 11 filing.

•	All subordinated debt claims would be allowed and satisfied with $450 million of common stock (10 million out of a total of 135.3 million shares) in the reorganized Delphi, at a deemed value of $45 per share and the balance in cash.

•	Holders of existing equity securities in Delphi would receive $135 million of common stock (3 million out of a total of 135.3 million shares) in the reorganized Delphi, at a deemed value of $45 per share, and rights to purchase approximately 57 million shares of common stock in the reorganized Delphi for $2.0 billion at a deemed exercise price of $35 per share (subject to the rights offering becoming effective and other conditions).

     Delphi cautioned that nothing in the plan investment or plan support agreements, the Court or regulatory filings being made in connection with the agreements or the company’s public disclosures (including this press release) shall be deemed to a solicitation to accept or reject a plan in contravention of the Bankruptcy Code nor an offer to sell or a solicitation of an offer to buy any securities of the company.
EMERGENCE CORPORATE GOVERNANCE STRUCTURE
     The Equity Purchase and Commitment Agreement and the Plan Framework Support Agreement also include certain corporate governance provisions for the reorganized Delphi. Under the terms of the proposed plan, the reorganized Delphi would be governed by a 12 member Board of Directors, 10 of whom would be independent directors and two of whom would be a new Executive Chairman and a new Chief Executive Officer and President. Most notably as part of the new corporate governance structure, the current Delphi Board of Directors along with the Plan Investors, have mutually recognized that current Delphi President and Chief Operating Officer, Rodney O’Neal, will be appointed CEO and president of the reorganized Delphi no later than the effective date of the plan of reorganization.
     Separately, Delphi’s Board has decided to make O’Neal’s CEO appointment effective Jan. 1, 2007, to allow for the most optimum transition between Miller and O’Neal before the company emerges from bankruptcy. Concurrent with O’Neal’s appointment, Miller will become Delphi’s first Executive Chair and will continue to oversee the company’s chapter 11 reorganization through emergence.
     A five member selection committee, consisting of John D. Opie, Delphi Board of Director’s lead independent director, a representative of each of Delphi’s two statutory committees and a representative of each of Delphi’s two lead Plan Investors – Cerberus and Appaloosa — will select the company’s post-emergence Executive Chair as well as four independent directors (one of whom may be from Delphi’s current Board of Directors). The two lead Plan Investors must both concur in the selection of the Executive Chair, but do not vote on the four common independent directors and will each appoint three Board members comprising the remaining six members of the new board of directors. The new board of directors must satisfy all exchange/NASDAQ independence requirements. Executive compensation for the reorganized company must be on market terms, must be reasonably acceptable to the Plan Investors, and the overall executive compensation plan design must be described in the company’s disclosure statement and incorporated into the plan of reorganization.

PENSION FUNDING
     The Plan Framework Support Agreement reaffirms Delphi’s earlier commitment to preserve its salaried and hourly defined benefit U.S. pension plans and will include an arrangement to fund approximately $3.5 billion of its pension obligations. The company agreed that as much as $2 billion of this amount may be satisfied through GM taking an assignment of Delphi’s net pension obligations under applicable federal law. GM will receive a note in the amount of such assignment on market terms that will be paid in full within 10 days following the effective date of a plan of reorganization. Through this funding, Delphi will make up required contributions to the plans that were not made in full during the Chapter 11 process.
     The company has previously said that one of the goals of its transformation plan is the retention of existing U.S. defined benefit pension plans for both its hourly and salaried workforce. In order to retain the programs and related benefits accrued, Delphi will freeze the U.S. pension plans no later than at the time of emergence.
     “With this funding, Delphi will be able to preserve its pension plans and become fully funded to the extent required by ERISA,” said Miller. “While other major Chapter 11 labor transformation cases have regrettably had to terminate their pension plans as part of their restructuring, Delphi has expended a great deal of effort and energy to save our employees’ pensions.”
EXISTING PREPETITION AND DIP LOAN REFINANCING
     Given the current favorable conditions in the capital markets, Delphi will be seeking court approval to enter into a $4.5 billion replacement DIP financing facility on more favorable terms than the combined DIP and prepetition term and revolver loan facilities that are being replaced. Under the terms of the replacement financing facility, Delphi estimates that it will save approximately $8 million per month in financing costs. These savings result from the interest rate under the replacement financing facility being lower than the accrual rate for the adequate protection payments in respect of the secured prepetition credit facilities, which the company proposes to repay with a portion of the proceeds of the replacement financing facility.
     The savings generated would preserve additional value of the company’s estates and would enhance the ability to implement its transformation plan and emerge from chapter 11 protection.
     The replacement financing facility will have similar terms as the existing DIP facility, with certain key exceptions, all of which are beneficial for Delphi and its estates. The refinancing of the secured prepetition credit facilities will not impair, in any material respect, the lien priorities of other holders of secured claims relative to such facilities. Details of the replacement financing facility and the existing DIP facility can be found in Delphi’s DIP refinancing motion filed with the Court.

CONSENSUAL AGREEMENT STATUS
     While there have been continuing discussions with the company’s U.S. labor unions and GM, the parties have not reached comprehensive agreements and there are significant differences of views that need to be reconciled in order to achieve consensual agreements in a timeframe that would permit Delphi to preserve the plan investment and plan framework and support agreements announced today.
     “While today’s agreements are an important step forward in our transformation, we remain keenly focused on reaching a consensual resolution with all of our U.S. unions and GM,” Miller said. “Our fiduciary responsibility as debtors-in-possession is to maximize the value of our estates. Although today’s court filings represent an encouraging and necessary move closer to emergence, we and our counterparts at the negotiating table must complete our work promptly and on a consensual basis if Delphi is to emerge from chapter 11 during the first half of 2007.”
     Consistent with its prior practice, the company will not comment further regarding the status or substance of its discussions with GM or its unions while discussions are ongoing.
     Delphi’s Chapter 11 cases were filed on October 8, 2005, in the United States Bankruptcy Court for the Southern District of New York and were assigned to the Honorable Robert D. Drain under lead case number 05-44481 (RDD). Rothschild Inc. serves as investment banker to Delphi and Skadden, Arps, Slate, Meagher & Flom LLP serves as lead counsel to Delphi on the transactions and in the chapter 11 reorganization cases.
     More information on Delphi’s U.S. restructuring and access to court documents, the agreements referenced in this press release and other general information about the Chapter 11 cases is available at www.delphidocket.com. Information on the case can also be obtained on the Bankruptcy Court’s website with Pacer registration: http://www.nysb.uscourts.gov. For more information about Delphi and its operating subsidiaries, visit Delphi’s website at www.delphi.com.
FORWARD LOOKING STATEMENT
This press release, as well as other statements made by Delphi, may contain forward-looking statements that reflect, when made, the company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the company’s operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the company to continue as a going concern; the ability of the company to operate pursuant to the terms of the debtor-in-possession facility; the company’s ability to obtain court approval with respect to motions in the chapter 11 cases prosecuted by it from time to time; the ability of the company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; the company’s ability to satisfy the terms and conditions of the Equity Purchase and Commitment Agreement with its Plan Investors; the company’s ability to satisfy the terms and conditions of the Plan Framework Support Agreement with GM and its Plan Investors (including the company’s ability to achieve consensual agreements with GM and its U.S. labor unions on a timely basis that are acceptable to the Plan Investors in their sole discretion); risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the company to obtain and maintain normal terms with vendors and service providers; the company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 cases on the company’s liquidity or results of operations; the ability of the company to fund and execute its business plan (including the transformation plan described in Item 1. Business “Potential Divestitures, Consolidations and Wind-Downs” of the Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC) and to do so in a timely manner; the ability of the company to attract, motivate and/or retain key executives and associates; the ability of the company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees; and the ability of the company to attract and retain customers. Other risk factors are listed from time to time in the company’s United States Securities and Exchange Commission reports, including, but not limited to the Annual Report on Form 10-K for the year ended December 31, 2005. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise.
Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the company’s various pre-petition liabilities, common stock and/or other equity securities. Additionally, no assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. A plan of reorganization could result in holders of Delphi’s common stock receiving no distribution on account of their interests and cancellation of their interests. Under certain conditions specified in the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that equity holders do not receive or retain property on account of their equity interests under the plan. In light of the foregoing and as stated in its October 8, 2005, press release announcing the filing of its Chapter 11 reorganization cases, the company considers the value of the common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have no value. Accordingly, the company urges that appropriate caution be exercised with respect to existing and future investments in Delphi’s common stock or other equity interests or any claims relating to pre-petition liabilities.
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